Exhibit 5.1

[Letterhead of Jones Day]

March 11, 2004

GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95670

Ladies and Gentlemen:

We are acting as counsel for Gencorp Inc., an Ohio corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) with respect to the registration for resale under the Securities Act of 1933, as amended (the “Act”), of $125,000,000 aggregate principal amount of the Company’s 4% Contingent Convertible Subordinated Notes due 2024 (the “Notes”) and the shares of Common Stock, par value $0.10 per share (the “Common Stock”) of the Company, issuable upon conversion of the Notes, including the Rights (as defined below) attached to such shares of Common Stock.  The Notes were issued pursuant to an Indenture, dated January 16, 2004 (the “Indenture”), by and between the Company and The Bank of New York, as trustee.

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion.  Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.          The aggregate principal amount of Notes being registered for resale are validly issued and outstanding obligations of the Company;

2.          Assuming that sufficient authorized shares of the Common Stock are then authorized and available for issuance upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, such shares of Common Stock will be validly issued, fully paid and non-assessable; and

3.          When issued in accordance with the Shareholder Rights Agreement, dated as of February 18, 1987 (as amended on December 7, 1987, August 21, 1995 and January 20, 1997, the “Rights Agreement”), between the Company and The Bank of New York, as rights agent, the Rights (as defined in the Rights Agreement) will be validly issued.

In rendering this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto, will have become effective, (ii) the resolutions authorizing the Company to register, offer, sell and issue the Notes and the Common Stock and to reserve the Common Stock for issuance upon conversion of the Notes will remain in effect and unchanged at all times during which the Notes and the Common Stock are offered, sold or issued by the Company, and (iii) all Notes and Common Stock will be issued in compliance with applicable Federal and state securities laws.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of New York and the State of Ohio.  We express no opinion with respect to the laws of any other jurisdiction.

The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio.  We do not express any opinion herein with respect to any other aspect of the Rights, the effect of the equitable principals or fiduciary considerations relating to the adoption of the Rights Agreements or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.  In rendering the opinion set forth in paragraph 3 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

In rendering the opinion set forth in paragraph 3 above moreover, we note that our research indicates that there are no reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights.  In the absence of directly applicable judicial authority, we have considered the pertinent provisions of Ohio corporation law and the decision of courts applying the laws of other jurisdictions to analogous factual situations.  Although such decisions may be persuasive to Ohio courts, they have no binding precedental effect.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to register the resale of the Notes and Common Stock, including the Rights attached to the Common Stock, under the Act and to the reference to our Firm under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ JONES DAY